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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Multi-Color Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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MULTI-COLOR CORPORATION

50 E-BUSINESS WAY, SUITE 400

SHARONVILLE, OHIO 45241

Dear Shareholder:

We invite you to attend our annual meeting of shareholders at 10:30 a.m. on Thursday, August 16, 2007 at the Queen City Club, 331 East Fourth Street, Cincinnati, Ohio 45202. After the meeting, you will hear a report on our operations and have a chance to meet your directors and executives.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and provides information about our director candidates.

Your vote is important. Whether or not you plan to attend, please complete, sign, date and return your proxy card promptly in the enclosed envelope. If you do attend the meeting, you may vote your shares in person.

Sincerely yours,

/s/ Lorrence T. Kellar
Lorrence T. Kellar Chairman of the Board

July 11, 2007

NOTICE OF ANNUAL MEETING

OF

SHAREHOLDERS OF MULTI-COLOR CORPORATION

TIME:

10:30 a.m., Eastern Time

DATE:

Thursday, August 16, 2007

PLACE:

The Queen City Club

331 East Fourth Street

Cincinnati, Ohio 45202

PURPOSE:

1.	Election of directors.

2.	Consideration and approval of an amendment to the 2003 Stock Incentive Plan to increase the shares authorized for issuance thereunder from 450,000 to 950,000 shares.

3.	Consideration and approval of an amendment to Multi-Color Corporation’s Articles of Incorporation to increase the authorized shares of Common Stock from 10,000,000 to 25,000,000 shares.

4.	Ratification of the appointment of Grant Thornton LLP as Multi-Color’s independent registered public accountants for the fiscal year ending March 31, 2008.

5.	Conduct other business, if properly raised.

Only shareholders of record on June 29, 2007 may vote at the meeting. The approximate mailing date of this proxy statement and accompanying proxy card is July 11, 2007.

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

/s/ Dawn H. Bertsche
Dawn H. Bertsche
Senior Vice President Finance, Chief Financial Officer and Secretary

July 11, 2007

MULTI-COLOR CORPORATION

50 E-BUSINESS WAY, SUITE 400

SHARONVILLE, OHIO 45241

PROXY STATEMENT

GENERAL INFORMATION

Time and Place of Annual Meeting

The annual meeting will be held on Thursday, August 16, 2007 at 10:30 a.m. at the Queen City Club, 331 East Fourth Street, Cincinnati, Ohio 45202.

Record Date

Record holders of Common Stock of Multi-Color Corporation (“Multi-Color” or the “Company”), as shown on our stock register on June 29, 2007, may vote at the meeting. As of that date, Multi-Color had 6,717,160 shares of Common Stock issued and outstanding.

First Mailing Date

This Proxy Statement, the Notice of the Annual Meeting of Shareholders and the accompanying proxy card are being mailed to shareholders on or about July 11, 2007.

Information About Voting

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

All proxies will be voted in accordance with the instructions specified. If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of (1) the election of all nominees for director proposed by the Board, (2) the approval of the amendment to the 2003 Stock Incentive Plan to increase the shares authorized for issuance thereunder from 450,000 to 950,000 shares; (3) the approval of the amendment to the Company’s Articles of Incorporation to increase the authorized shares of Common Stock from 10,000,000 to 25,000,000 shares; and (4) the ratification of the appointment of Grant Thornton LLP as independent registered public accountants for the fiscal year ending March 31, 2008. Management does not know of any other matters to be presented for action at the annual meeting. If any other matters properly come before the annual meeting, however, the proxies will vote such matters in their discretion.

You may receive more than one proxy or voting card depending on how you hold your shares. Please sign and return all proxies. If you hold shares through someone else, such as a stockbroker, you may get materials from them asking how you want to vote.

Revoking a Proxy

You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting, or by notifying Multi-Color’s Secretary in writing at the address shown under “Questions” on page 30.

Solicitation

The proxies are being solicited by Multi-Color’s Board of Directors. All expenses of Multi-Color in connection with this solicitation will be borne by Multi-Color. Solicitation will be made principally by mail, but officers and regular employees may solicit proxies by telephone or personal contact with nominal expense to Multi-Color. Multi-Color will request brokers and other nominees who hold Common Stock in their names to solicit proxies from the beneficial owners and will pay the standard charges and expenses associated with that solicitation.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Shares owned by Multi-Color are not voted and do not count for this purpose.

Votes Needed

Nominees for director receiving the highest number of votes cast will be elected to fill the seats on the Board. Approval of the amendment to the 2003 Stock Incentive Plan requires the favorable vote of a majority of the votes cast. Approval of the amendment to the Articles of Incorporation requires the favorable vote of a majority of the issued and outstanding shares of Common Stock. Ratification of the appointment of Grant Thornton LLP requires the favorable vote of a majority of the votes cast. Broker non-votes count for quorum purposes but not for voting purposes. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal.

CORPORATE GOVERNANCE AND BOARD MATTERS

Code of Ethics

Multi-Color has Standards of Business Conduct and a Code of Ethics applicable to all associates, officers, directors and agents of Multi-Color and its subsidiaries, including the Chief Executive Officer and Chief Financial Officer. A copy of the Standards of Business Conduct and Code of Ethics is available in the Investor Relations section of Multi-Color’s website (www.multicolorcorp.com). Multi-Color will post any amendments to and any waivers from the

Standards of Business Conduct and Code of Ethics, as required by applicable federal securities laws and NASDAQ listing standards at the same location on its website.

Director Independence

The Board of Directors has determined that the following five of Multi-Color’s six current directors are “independent” as defined by federal securities laws and NASDAQ listing standards: Robert R. Buck, Charles B. Connolly, Lorrence T. Kellar, Roger A. Keller and Thomas M. Mohr.

Shareholder Communication with the Board

Shareholders may communicate directly with the Board. Communications should be sent in writing addressed to the Chairman of the Board, Multi-Color Corporation, 50 E-Business Way, Suite 400, Sharonville, OH 45241.

Approval of Related Party Transactions

The Company’s Standards of Business Conduct and Code of Ethics provide that any proposed transactions between the Company and any director or executive officer, family member of any director or executive officer, or any entities in which any such person has a material interest must receive the prior approval of the Audit and Finance Committee.

The Charter of the Audit and Finance Committee states that the Audit and Finance Committee has the responsibility to review and approve all related party transactions as provided in the NASDAQ listing standards. In addition, the Audit and Finance Committee is required to review and investigate, as appropriate, any matters pertaining to the integrity of officers, directors and employees, including conflicts of interest, or adherence to the Company’s Standards of Business Conduct and Code of Ethics.

Duties of the Board of Directors; Board and Committee Meetings

The Board of Directors oversees the management of Multi-Color on your behalf. The Board reviews Multi-Color’s long-term strategic plans and exercises direct decision-making authority in key areas such as choosing the Chief Executive Officer, setting the scope of his authority to manage Multi-Color’s business day to day, and evaluating his performance. The Board also reviews development and succession plans for Multi-Color’s top executives.

Multi-Color’s Code of Regulations requires that the Board consist of at least three members with the exact number to be established by shareholders or the Board. The Board has established a Board consisting of six directors for the upcoming fiscal year.

The Board met five times last year. All of Multi-Color’s directors who served during the 2007 fiscal year attended 100% of Board and committee meetings held in the 2007 fiscal year. In addition, all directors of Multi-Color who served during the 2007 fiscal year attended the annual meeting of shareholders held on August 17, 2006. Multi-Color expects each of its directors to attend each annual meeting of shareholders absent a significant personal or business conflict.

The Board convened four executive sessions last year. Executive sessions are generally scheduled in conjunction with regular Board meetings.

Duties and Current Members of Board Committees

The Board appoints committees in order to perform its duties more effectively. Board committees are able to consider key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board. The Board has established the Audit and Finance Committee (“Audit Committee”), Nominating and Corporate Governance Committee (“Nominating Committee”) and Compensation and Organization Development Committee (“Compensation Committee”). The charters of the Audit Committee, Nominating Committee and Compensation Committee are available in the Investor Relations section of Multi-Color’s website (www.multicolorcorp.com).

The Audit Committee assists the Board in fulfilling its responsibilities relating to corporate accounting, reporting practices, compliance with legal and regulatory requirements, and the quality and integrity of Multi-Color’s financial reports. The Audit Committee oversees the accounting and financial reporting processes of Multi-Color and the audit of Multi-Color’s financial statements. It reviews the scope and adequacy of Multi-Color’s internal accounting and financial controls, reviews the scope and results of the audit plan of Multi-Color’s independent registered public accountants and reviews Multi-Color’s financial reporting activities and the accounting standards and principles followed. The Audit Committee oversees the procedures for the receipt, retention and treatment of any complaints received regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of any concerns regarding questionable accounting or auditing matters. The Audit Committee also selects, for shareholder ratification, and engages Multi-Color’s independent registered public accountants and approves their fees.

The Board has determined that all current members of the Audit Committee, Robert R. Buck (Chairman), Lorrence T. Kellar and Thomas M. Mohr, satisfy the standards of “independence” required of audit committee members under applicable federal securities laws and NASDAQ listing standards. In addition, the Board has concluded that Messrs. Buck, Kellar and Mohr are “financial experts” within the meaning of applicable federal securities laws and NASDAQ listing standards. The Audit Committee met four times during the fiscal year ended March 31, 2007.

The Nominating Committee assists the Board in identifying qualified individuals to become Board members, in determining the composition of the Board of Directors and its committees, in monitoring a process to assess Board effectiveness and in developing, implementing and monitoring the effectiveness of Multi-Color’s corporate governance guidelines. A copy of Multi-Color’s corporate governance guidelines is available in the Investor Relations section of Multi-Color’s website (www.multicolorcorp.com).

The Nominating Committee is comprised entirely of directors who satisfy the standards of “independence” under applicable federal securities laws and NASDAQ listing standards. The Nominating Committee members are Roger A. Keller (Chairman), Charles B. Connolly and Lorrence T. Kellar. The Nominating Committee met twice last year.

The Compensation Committee is responsible for establishing Multi-Color’s compensation philosophy and assuring that directors, executives and key management personnel are effectively compensated in terms that are motivating, internally equitable, externally competitive and aligned with the short-term and long-term interests of shareholders. The Compensation Committee approves all compensation of key management personnel, administers Multi-Color’s incentive compensation plans, sets the criteria for awards under incentive compensation plans and determines whether such criteria have been met. The Compensation Committee also oversees the policies and practices of Multi-Color that advance its organizational development, including those designed to achieve the most productive engagement of Multi-Color’s workforce and the attainment of greater diversity.

The Compensation Committee is comprised entirely of directors who satisfy the standards of “independence” under applicable federal securities laws and NASDAQ listing standards. The Compensation Committee members are Lorrence T. Kellar (Chairman), Robert R. Buck, Charles B. Connolly, Roger A. Keller and Thomas M. Mohr. The Compensation Committee met three times last year.

Director Nomination Process

Directors are elected each year by shareholders at the annual meeting. The Nominating Committee leads the search for individuals qualified to become members of the Board and selects director nominees to be presented for approval by the Board and shareholders at the annual meeting of shareholders.

The Nominating Committee selects nominees who have high personal and professional integrity, have demonstrated exceptional ability and judgment and who are effective, in conjunction with the other nominees and members of the Board, in collectively serving the interests of shareholders.

Shareholders may propose nominees for election as directors. The Nominating Committee will evaluate director nominee candidates based on the same criteria regardless of whether they are recommended by Committee members or by a shareholder. Shareholders should submit the following information (“Nomination Information”) in writing to the Secretary of Multi-Color at 50 E-Business Way, Suite 400, Sharonville, OH 45241: (a) the shareholder’s name and address; (b) the number of shares of Multi-Color’s stock held by the shareholder; and (c) the following Nomination Information with respect to the nominee: (i) name, age, business address and residence address; (ii) principal occupation or employment; (iii) number of shares of Multi-Color’s stock held by the nominee; and (iv) the reason the shareholder believes the nominee is qualified to serve as a director. Upon request, the shareholder must submit additional information reasonably requested by the Nominating Committee, including information that would be required to be disclosed about a director nominee pursuant to federal proxy disclosure requirements. If a shareholder wishes to submit a name for consideration by the Nominating Committee for director nomination at the 2008 annual meeting of shareholders, the Nomination Information must be received by Multi-Color no later than March 17, 2008.

BENEFICIAL OWNERSHIP OF THE COMPANY’S STOCK

The following table sets forth the share ownership as of May 31, 2007 of current directors, executive officers and shareholders known by Multi-Color to own beneficially five percent (5%) or more of its outstanding Common Stock.

Name		Common Stock Beneficially Owned (1)
	Position	Amount	Percentage
Holders of 5% or More of the Outstanding Shares:
Wellington Management Company, LLP (2)	Principal Shareholder	702,800	10.6%
Ashford Capital Management, Inc. (3)	Principal Shareholder	641,660	9.7%
T. Rowe Price Associates, Inc. (4)	Principal Shareholder	561,075	8.5%
John C. Court (5)	Principal Shareholder	433,887	6.5%
Directors and Executive Officers:
Lorrence T. Kellar (6)	Chairman of the Board of Directors	203,510	3.1%
Roger A. Keller (7)	Director	267,047	4.0%
Charles B. Connolly(8)	Director	6,844	*
Robert R. Buck (9)	Director	16,739	*
Thomas M. Mohr(10)	Director	2,239	*
Francis D. Gerace (11)	Chief Executive Officer, President, Director	154,168	2.3%
Dawn H. Bertsche (12)	Senior Vice President Finance, Chief Financial Officer, Secretary	107,486	1.6%
Donald E. Kneir (13)	President, Decorating Solutions Division	38,572	*
James H. Reynolds (14)	Vice President, Corporate Controller and Chief Accounting Officer	5,550	*
Current Executive Officers and Directors as a group, including the above (9 persons)		802,155	12.0%

*  Indicates less than one percent.

1.

Included in the amount of Common Stock beneficially owned are the following shares of Common Stock subject to exercisable options or options that become exercisable within 60 days of May 31, 2007: Ms. Bertsche – 32,550 shares, Mr. Buck – 13,500 shares, Mr. Connolly – 4,500 shares, Mr. Gerace – 48,625 shares, Mr. Kellar – 13,500 shares, Mr. Keller – 36,000 shares, Mr. Kneir – 32,500 shares, and Mr. Reynolds – 2,000 shares. All officers, directors and principal stockholders have sole investment and voting power unless otherwise indicated.

2.

Based on a Schedule 13G dated January 10, 2007 filed by Wellington Management Company, LLP with the Securities and Exchange Commission. The Schedule 13G reported shared voting power with respect to 392,500 shares and shared dispositive power with respect to 702,800 shares. The business address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

3.

Based on a Schedule 13G dated February 9, 2007 filed by Ashford Capital Management, Inc. with the Securities and Exchange Commission. The address of Ashford Capital Management, a registered investment advisor, is P.O. Box 4172, Wilmington, Delaware 19807.

4.

Based on a Schedule 13G dated February 14, 2007 filed by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Stock Fund, Inc. with the Securities and Exchange Commission. The business address of T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Stock Fund, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

5.	Includes 4,204 shares held by Mr. Court’s son. Mr. Court’s address is 400 Pike Street, Cincinnati, Ohio 45202.

6.	Excludes 10,000 shares held by his wife. Mr. Kellar disclaims beneficial ownership of these shares. Includes 1,739 restricted shares.

7.	Includes 229,308 shares held jointly with right of survivorship and 1,739 restricted shares.

8.	Includes 1,739 restricted shares.

9.	Includes 1,500 shares held by his wife and 1,739 restricted shares.

10.	Includes 1,739 restricted shares.

11.	Includes 12,008 shares held in Mr. Gerace’s 401(k) plan, 15,975 restricted shares and 9,000 shares held by his wife.

12.	Includes 8,373 shares held in Ms. Bertsche’s 401(k) plan, 5,325 restricted shares and 61,238 shares held in a revocable trust.

13.	Includes 747 shares held in Mr. Kneir’s 401(k) plan and 5,325 restricted shares.

14.	Includes 3,550 restricted shares.

ELECTION OF DIRECTORS (ITEM 1 ON THE PROXY CARD)

Nominees

The Board is nominating for election each of the following persons: Robert R. Buck, Charles B. Connolly, Francis D. Gerace, Lorrence T. Kellar, Roger A. Keller and Thomas M. Mohr. Proxies solicited by the Board will be voted for the election of these nominees. All directors elected at the meeting will be elected to hold office until the next annual meeting. In voting to elect directors, shareholders are not entitled to cumulate their votes. If a director nominee becomes unavailable before the election, your proxy card authorizes us to vote for a replacement nominee if the Board names one. Nominees receiving the highest number of votes cast for the positions to be filled will be elected.

Five of the six nominees for election as Multi-Color directors are “independent” within the meaning of applicable federal securities laws and NASDAQ listing standards. Information on each of our nominees is given below.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE FOLLOWING

NOMINEES:

Robert R. Buck Age 59 Director since 2003

Mr. Buck became a director in July 2003. Mr. Buck is currently the Chairman of the Board and Chief Executive Officer of Beacon Roofing Supply, Inc. Mr. Buck previously served as Senior Vice President and President -- Uniform Rental Division of Cintas Corporation (primarily a corporate identity uniform company) from 1997 to 2003. Prior to that time, he served Cintas Corporation as Senior Vice President -- Midwest Region (1991-1997) and Senior Vice President -- Finance and Chief Financial Officer (1982-1991). Mr. Buck serves as a director of Beacon Roofing Supply, Inc., Kendle International (provider of clinical research and development services for the pharmaceutical and biomedical industries), LVI Services (environmental remediation provider), and the National Coalition for the Protection of Children and Families. In addition, he is a trustee of the Fellowship of Christian Athletes, and is a member of the Dean’s Advisory Council for the College of Business Administration at the University of Cincinnati.

Charles B. Connolly Age 50 Director since 1998

Mr. Connolly was elected a director of Multi-Color in October 1998. Mr. Connolly has over 20 years of experience in the converting, coating and packaging industries. He has served as President of Connemara Converting, LLC, a Chicago-based converter of specialty paper and plastic substrates, since April 1996. From March 1994 to April 1996 he served as Vice President, Sales and Marketing for Lawson Mardon Packaging. Prior to joining Lawson Mardon Packaging, Mr. Connolly was Vice President and General Manager of Camvac America, a subsidiary of Rexam P.L.C. that produces vacuum metallized papers and films. He is also a director of Hilex Poly Company, LLC, a manufacturer of plastic bag and film products.

Francis D. Gerace Age 54 Director since 1999

Mr. Gerace was promoted to President of Multi-Color and appointed a director in May 1999 and was appointed Chief Executive Officer in August 1999. Mr. Gerace served as Multi-Color’s Vice-President of Operations from April 1998 through May 1999. Prior to joining Multi-Color, Mr. Gerace was Director of Strategic Business Systems for Fort James Corporation’s Packaging Business from 1993 to 1998. From 1974 to 1993, Mr. Gerace held various general management positions with Conagra, Inc. and Beatrice Foods Company.

Lorrence T. Kellar Age 69 Director since 1988

Mr. Kellar was elected a director of Multi-Color in January 1988. Since October 2002, Mr. Kellar has served as Vice President of Continental Properties, Inc., a real estate developer. Mr. Kellar served as Vice President, Real Estate of Kmart Corporation from April 1996 to September 2002. Prior to that time, he served as Group Vice President of The Kroger Co. (a grocery retailer), having joined The Kroger Co. in 1965. His prior positions with The Kroger Co. included Vice President of Corporate Development and Vice President-Treasurer. Mr. Kellar is a trustee of Acadia Realty Trust and a director of Frisch’s Restaurants and Spar Group, Inc., a provider of merchandising services.

Roger A. Keller Age 62 Director since 2000

Mr. Keller was elected a director of Multi-Color in August 2000. Mr. Keller is a private investor. From July 1993 to November 2000, Mr. Keller served as Vice President, General Counsel and Secretary of Mallinckrodt, Inc., a health-care company.

Thomas M. Mohr Age 55 Director since 2006

Mr. Mohr became a director of Multi-Color in August 2006. Mr. Mohr has served as the President of Applied Extrusion Technologies, Inc., a developer and manufacturer of plastic films, since June 2006. He was the President and Chief Executive Officer of Grupo Celanese, Mexico from October 1995 to February 1999, the Chief Executive Officer of Trespaphan (a polypropylene film business) from March 1999 to January 2003, and the President and Chief Executive Officer of Vibac Group North America (a provider of specialty packaging films) from February 2003 to January 2005.

APPROVAL OF THE PROPOSED AMENDMENT

TO THE 2003 STOCK INCENTIVE PLAN (ITEM 2 ON THE PROXY CARD)

The Board has adopted, and recommends that shareholders approve, an amendment to the Multi-Color Corporation 2003 Stock Incentive Plan (“Incentive Plan”). The proposed amendment would increase the number of shares authorized for issuance under the Incentive Plan from 450,000 to 950,000 shares. A copy of the proposed amendment is attached to this Proxy Statement as Appendix A.

Reason for the Amendment

As of May 31, 2007, there were options outstanding under the Incentive Plan to purchase 350,000 shares of Common Stock. In addition, 33,725 shares of restricted stock had been issued under the Incentive Plan. Only 13,425 shares remained available for issuance under the Incentive Plan as of May 31, 2007. The Board believes it is in the best interest of the Company to have additional shares of Common Stock available for awards of stock options and restricted shares under the Incentive Plan.

The Incentive Plan was designed to provide participants with incentives to help align their interests with those of shareholders. The Board believes that increasing the number of shares available for awards will permit the Company to continue to attract and retain key employees by providing them with appropriate equity incentives.

Description of the Incentive Plan

General. The Incentive Plan was approved by the Board and shareholders in 2003. The Incentive Plan permits the award (“Awards”) to eligible participants of stock options and restricted shares. Stock options may be Incentive Options (options meeting the requirements and containing the limitations and restrictions set forth in section 422 of the Internal Revenue Code of 1986, as amended) or Non-Qualified Options (options which are not Incentive Options).

Purpose. The purpose of the Incentive Plan is to promote the interests of Multi-Color, its shareholders and subsidiaries by encouraging selected officers and key employees to acquire or increase their ownership of Multi-Color’s stock. Multi-Color believes that such investments should provide an incentive for such persons to utilize maximum effort for the continued success and growth of Multi-Color and enhance Multi-Color’s ability to attract and retain valuable and capable officers and key employees.

Number of Shares Authorized for Issuance under the Incentive Plan; Adjustment. The Incentive Plan reserved for issuance 450,000 shares of Multi-Color’s Common Stock, of which 13,425 remained available for issuance as of May 31, 2007. Shares as to which Awards granted under the Incentive Plan lapse, terminate, are forfeited or canceled will again become available for issuance under the Incentive Plan. In the event of a merger, consolidation, reorganization, stock dividend, stock split, reclassification, separation, redesignation, combination or exchange of shares of Multi-Color’s Common Stock, the number of and class of shares for all purposes covered by the Incentive Plan and the number and class of shares and price per share for each outstanding Award covered by the Incentive Plan will be appropriately adjusted by the Compensation Committee. The Compensation Committee will also make appropriate adjustments in the terms of Awards to reflect any spin-off of assets, extraordinary dividends or other distributions to shareholders.

Persons Eligible for Awards. Persons eligible to receive Awards are any employee who is an officer (including employees who are members of the Board) or key employee of Multi-Color or any of its subsidiaries. The Compensation Committee selects the eligible persons to receive Awards and determines the number of shares to be covered by each option, the number of shares of restricted stock to be granted and the terms of the Award. In making such decisions, the Compensation Committee takes into account the recommendations of Multi-Color’s management as to the duties of the respective participants, their present and potential contribution to the success of Multi-Color and such other factors as it deems relevant in order to accomplish the purpose of the Incentive Plan.

Restricted Shares. Restricted shares consist of shares of Multi-Color’s Common Stock that are transferred by Multi-Color to a participant at a price that may be below their fair market value or for no payment, but subject to restrictions on their sale or other transfer by the participant. The maximum number of restricted shares that may be granted to any participant in any fiscal year is 150,000 shares.

Upon a Change of Control, as defined in the Incentive Plan, all restrictions and other conditions pertaining to outstanding restricted shares including, but not limited to, vesting requirements, will lapse and such shares will thereafter be immediately transferable and nonforfeitable.

Stock Options. The Compensation Committee may also grant stock options under the Incentive Plan. The Compensation Committee determines the number and purchase price of shares of Common Stock subject to an option, the term of each option, whether the option will be an Incentive Stock Option or Non-Qualified Option, the time or times during which the option becomes exercisable and other terms of the option which are consistent with the Incentive Plan.

Stock Option Terms. The term of a stock option will not exceed ten years from the date of grant (five years in the case of an Incentive Stock Option granted to a person who owns more than 10% of the issued and outstanding Common Stock.) The exercise price of a stock option under the Incentive Plan may not be less than 100% of fair market value of the Common Stock at the time of grant (110% of fair market value in the case of an Incentive Stock Option granted to a person who owns more than 10% of the issued and outstanding Common Stock.) Upon a Change of Control, as defined in the Incentive Plan, all outstanding options will become fully vested and immediately exercisable.

Termination of the Incentive Plan. The Incentive Plan will terminate on the earliest to occur of (i) the date when all the Common Stock available under the Incentive Plan has been acquired through exercise of Awards granted under the Incentive Plan, (ii) 10 years after the date of adoption by the Board (April 17, 2013), or (iii) such other date as the Compensation Committee may determine. Awards outstanding at the time of termination of the Incentive Plan will continue in full force and effect according to the terms and conditions of the Award and the Incentive Plan.

Amendment of the Plan. The Board may at any time, and from time to time, amend, suspend, modify or terminate the Incentive Plan. However, no amendment may be made without shareholder approval if such approval is necessary to satisfy any applicable law, regulation or listing standard. The Board is seeking the approval of shareholders of the proposed amendment to increase the number of shares authorized for issuance under the Incentive Plan.

Federal Income Tax Consequences. Because tax results may vary due to individual circumstances, participants are urged to consult with their personal tax advisors regarding tax consequences of Awards, or the sale of any shares of Common Stock received, under the Incentive Plan.

Non-Qualified Stock Options. The granting of a Non-Qualified Stock Option does not produce taxable income to the option holder or a tax deduction to Multi-Color. Taxable ordinary income generally is recognized by the option holder at the time of exercise in an amount equal to the excess of the fair market value of the shares purchased at the time of exercise over the aggregate option price. Multi-Color is entitled to a corresponding Federal income tax deduction. The tax basis for the shares acquired is the option price plus the taxable income recognized.

Incentive Stock Options. In the case of an Incentive Stock Option, an option holder will not recognize any taxable income at the time of grant and Multi-Color will not be entitled to a Federal income tax deduction. No income will be recognized by an option holder at the time of exercise of the Incentive Stock Option. If the option holder holds the shares acquired upon exercise for at least two years from the date of grant of the Incentive Stock Option and at least one year from the date of exercise, the option holder would realize taxable long-term capital gain or loss upon a subsequent sale of the shares at a price different from the option price. If the foregoing holding period is met, no deduction would be allowed to Multi-Color for Federal income tax purposes at any time. If, however, the option holder disposes of the shares prior to satisfying the required holding period, generally (i) the option holder would realize ordinary income in the year of such disposition in an amount equal to the difference between (a) the fair market value of such shares on the date of exercise or (b) the sales price, whichever is less, and the option price; (ii) Multi-Color would be entitled to a deduction for such year in the amount of the ordinary income so realized; and (iii) the option holder would realize capital gain in an amount equal to the difference between (a) the amount realized upon the sale of the shares and (b) the option price plus the amount of ordinary income, if any, realized upon the disposition.

Restricted Shares. In the absence of an election (“Section 83(b) Election”) under section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), a participant who receives restricted shares will recognize no income at the time of issuance. When the restriction period expires with respect to the restricted shares, a participant will recognize ordinary income equal to the fair market value of the shares as of the date on which the restrictions expire over the amount paid for such shares (if any). The participant’s basis for the shares is equal to the amount paid (if any) plus the ordinary income recognized, and the holding period begins just after the restriction period ends. An employee may, however, make a Section 83(b) Election to include in income in the year of purchase or grant the excess of the fair market value of shares (computed with regard to the restrictions) on the date of purchase or grant over their purchase price. Multi-Color will be entitled to a deduction in the same year and in the same amount as income is recognized by the participant. If a Section 83(b) Election is made, a participant’s basis for the shares will be amount paid for the shares, if any, plus the ordinary income recognized.

Section 409A. Awards of stock options and restricted shares may, in some cases, result in deferral of compensation that is subject to the requirements of section 409A of the Code. Generally, to the extent that deferrals of these awards fail to meet the requirements of section 409A of the Code, these awards may be subject to immediate taxation and penalties. It is the intent of the Company that the awards under the Incentive Plan be structured and administered in compliance with section 409A of the Code or an exemption thereunder.

The affirmative vote of the holders of a majority of the votes present in person or by proxy at the meeting is required for the approval of the amendment to the Incentive Plan to increase the number of shares that may be issued thereunder from 450,000 to 950,000 shares.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE 2003 STOCK INCENTIVE PLAN.

APPROVAL OF THE PROPOSED AMENDMENT TO THE COMPANY’S ARTICLES

OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF

COMMON STOCK FROM 10,000,000 SHARES TO 25,000,000 SHARES (ITEM 3 ON

THE PROXY CARD)

On May 9, 2007, the Board of Directors approved, subject to shareholder approval, an amendment to the Company’s Amended Articles of Incorporation (the “Articles of Incorporation”), providing for an increase in the number of authorized shares of Common Stock from 10,000,000 to 25,000,000 shares. A copy of the proposed amendment is attached to this Proxy Statement as Appendix B. As of May 31, 2007, the Company had a total of 6,665,551 shares of Common Stock outstanding, and 553,050 shares of Common Stock reserved for issuance upon exercise of outstanding options.

The additional shares of Common Stock to be authorized by the proposed amendment will, if and when issued, be identical to the shares of Common Stock now authorized and outstanding. The increase in authorized shares will not affect the terms or rights of the holders of existing shares of Common Stock. Stockholders do not have any preemptive or similar rights to subscribe for or purchase any additional shares of Common Stock that may be issued in the future, and therefore, future issuances of Common Stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of the existing shareholders.

The increase in the number of authorized but unissued shares of Common Stock will allow the Company, without further stockholder approval, to issue shares from time to time for a variety of business purposes, such as effecting stock splits and stock dividends, raising additional capital for ongoing operations and acquisitions, issuing shares as consideration for acquisitions, issuing shares under employee benefit programs and other corporate purposes. Other than issuances under the Company’s equity compensation plans, there are currently no commitments for the issuance of the additional shares of Common Stock which are to be authorized.

While it is not the intention of the Board of Directors, this proposal could make a change in control of the Company more difficult to effect. For example, the additional shares could be sold to purchasers who might side with the Board in opposing a takeover bid, which could discourage a potential acquirer.

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required for the approval of the amendment to the Articles of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 10,000,000 TO 25,000,000 SHARES.

RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR

ENDING MARCH 31, 2008 (ITEM 4 ON THE PROXY CARD)

The Board is seeking shareholder ratification of its appointment of Grant Thornton LLP as independent registered public accountants for the fiscal year ending March 31, 2008. Although action by the shareholders in this matter is not required, the Board believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of Multi-Color’s financial controls and reporting. Even if shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of different auditors at any time during the year if it determines that such a change would be in the best interest of Multi-Color and its shareholders. An affirmative vote of a majority of the votes cast at the meeting is required for ratification. Representatives of Grant Thornton LLP are expected to be present at the annual meeting and will be given an opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by shareholders.

Audit Fees

Grant Thornton LLP’s fees for audit and review of the Annual Report on Form 10-K for the fiscal year ended March 31, 2007 and the Quarterly Reports on Form 10-Q for the first three quarters of the fiscal year ended March 31, 2007 and for services provided in the 2007 fiscal year related to compliance with the Sarbanes-Oxley Act of 2002 were $372,367. Grant Thornton LLP’s fees for audit and review of the Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and the Quarterly Reports on Form 10-Q for the first three quarters of the fiscal year ended March 31, 2006 and for services provided in the 2006 fiscal year related to compliance with the Sarbanes-Oxley Act of 2002 were $359,710.

Audit-Related Fees

The total fees paid to Grant Thornton LLP by Multi-Color for the fiscal year ended March 31, 2007 for services provided in connection with the audit of Multi-Color’s 401(k) plan, for acquisition-related services and various accounting consultations were $15,535.

The total fees paid to Grant Thornton LLP by Multi-Color for the fiscal year ended March 31, 2006 in connection with the audit of Multi-Color’s 401(k) plan were $12,333.

Tax Fees

Grant Thornton LLP did not provide tax compliance, tax advice or tax planning services to Multi-Color during the fiscal years ended March 31, 2007 and 2006.

All Other Fees

None

All audit and audit-related fees for the fiscal year ended March 31, 2007 were pre-approved by the Audit Committee, which concluded that the provision of those services by Grant Thornton

LLP was compatible with the maintenance of the auditors’ independence in the conduct of the auditing functions. The Audit Committee requires pre-approval of the audit and nonaudit services performed by the independent registered public accountants in order to assure that the provision of such services does not impair the independent registered public accountant’s independence. Unless a type of service has received general pre-approval, it requires specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee. To ensure prompt handling of unexpected matters, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. However, the Chairman must report any such pre-approval decisions to the Audit Committee at the next scheduled meeting following such pre-approval.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in fulfilling its responsibilities relating to corporate accounting, reporting practices, compliance with legal and regulatory requirements, and the quality and integrity of Multi-Color’s financial reports. The Audit Committee oversees the accounting and financial reporting processes of Multi-Color and the audit of Multi-Color’s financial statements. It reviews the scope and adequacy of Multi-Color’s internal accounting and financial controls, reviews the scope and results of the audit plan of Multi-Color’s independent registered public accountants and reviews Multi-Color’s financial reporting activities and the accounting standards and principles followed. The Audit Committee oversees the procedures for the receipt, retention and treatment of any complaints received regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of any concerns regarding questionable accounting or auditing matters. The Audit Committee also selects, for shareholder ratification, and engages Multi-Color’s independent registered public accountants and approves their fees.

A copy of the Audit Committee’s Charter is available in the Investor Relations section of Multi-Color’s website (www.multicolorcorp.com).

The Board has determined that all members of the Audit Committee, Robert R. Buck (Chairman), Lorrence T. Kellar and Thomas M. Mohr, satisfy the standards of “independence” required of audit committee members under applicable federal securities laws and NASDAQ listing standards. In addition, the Board has concluded that Messrs. Buck, Kellar and Mohr are “financial experts” within the meaning of applicable federal securities laws and NASDAQ listing standards.

In connection with the March 31, 2007 financial statements, the Audit Committee reviewed and discussed the audited financial statements with management and the auditors; discussed with the auditors the matters required by Statement on Auditing Standards No. 61; and received and discussed with the auditors the matters required by Independent Standards Board Statement No. 1 and considered the compatibility of non-audit services with the auditor’s independence. Based on these reviews and discussions, the Audit Committee recommended to the Board that Multi-Color’s audited financial statements be included in its Annual Report on Form 10-K for the year ended March 31, 2007.

The Audit and Finance Committee

Robert R. Buck (Chairman)

Lorrence T. Kellar

Thomas M. Mohr

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This section discusses the principles underlying Multi-Color Corporation’s policies and decisions concerning the compensation of the Company’s executive officers. This information describes the manner and context in which compensation is awarded to and earned by the Company’s executive officers and provides perspective on the tables and narrative that follow.

The Board of Directors utilizes the Compensation and Organization Development Committee (for purposes of this Compensation Discussion and Analysis, the “Committee”) to assist the Board in fulfilling the Board’s responsibilities in the area of executive compensation. The Committee, working with management and with its independent, external consultant, has approved executive compensation programs that are designed to attract and retain executives and reward them for their efforts toward helping Multi-Color achieve its short-term and long-term operating, financial and strategic goals, and thereby build shareholder value. To that end, executive compensation packages are increasingly weighted towards incentive plans that emphasize stock ownership and bonus compensation arrangements which serve to align more closely the interests of management with shareholders.

Framework of Multi-Color’s Executive Compensation Program

Multi-Color’s Goals

Multi-Color seeks to continue to improve its financial and operating performance on a long-term basis. The Company is committed to delivering predictable and reliable results through increasing revenues and net income, and growth in earnings per share and cash flow. While these goals are not all of the priorities Multi-Color has established, they represent the foundation of Multi-Color’s long-term objectives. Multi-Color’s compensation policies, practices and programs are intended to align executive compensation within the framework of these strategic goals, attracting and retaining a strong executive team for the long-term.

The Company intends base salary and benefits to be fair compensation for the executive officers’ good faith efforts to do the job well, and incentive compensation (both annual and long-term) to be pay for performance on behalf of the Company and its shareholders. The Company expects the incentive pay to reinforce the executive’s line-of-sight between (i) his or her behaviors, decisions and leadership and (ii) high standards of performance on corporate financial and other individual measures that, if achieved, will enhance shareholder value.

Compensation Committee Responsibilities

Among other things, the Committee assists the Board of Directors in fulfilling the Board’s responsibilities to:

1)	Review and approve the annual and long-term goals and objectives of the Chief Executive Officer (“CEO”) of the Company, and evaluate the CEO’s performance at least annually.

2)

Determine the compensation and benefits of the CEO and other executive officers and key management personnel, in light of their performance relative to their goals and objectives, and report the compensation of the CEO to the Board, including the grant of any stock options or restricted stock.

3)	Review the compensation of the Company’s directors, and make recommendations with respect to director compensation to the Board for its approval.

4)	Review periodically the Company’s philosophy on executive compensation and advise the CEO and the Board about different approaches to executive compensation.

5)

Assess from time to time the Company’s competitive position for the various elements of executive compensation, by reviewing executive compensation surveys, studies and other information about compensation paid by other companies.

The Committee has the resources and authority appropriate to discharge its responsibilities, including, when necessary, the authority to retain such consultants and advisers as it may deem appropriate in its sole discretion, to advise it with respect to the Company’s executive compensation and organizational development plans, programs and individual arrangements. The Committee has the sole authority to approve such consultants’ and advisers’ fees and terms of engagement.

The Committee meets at least once every year, and more frequently, as and if circumstances dictate. During the year ended March 31, 2007, the Committee met three times. The Committee may request any officer or employee of the Company, outside counsel, consultants or independent auditors to attend a meeting of the Committee.

The Committee is comprised of a minimum of three directors, each of whom (i) is not an officer or employee of Multi-Color Corporation, (ii) does not have any relationship, which in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a member of the Committee, and (iii) is an independent director, as determined by the Board and in accordance with the rules of NASDAQ. Members of the Committee are appointed and removed by the Board.

The purpose of the Committee is to establish and oversee the execution of the Company’s philosophy on compensation and organizational development. The Committee is responsible for assuring that the Company’s executives, other key management personnel and directors are effectively compensated in terms that (i) are aligned with the short-term and long-term interests of the shareholders, (ii) attract, motivate and retain key talent, and (iii) are externally competitive and internally equitable. The Committee approves all elements of compensation of the Company’s executives, key management personnel and directors, sets the criteria for awards under the Company’s incentive compensation plans and determines whether such criteria have been met, and oversees matters relating to the Company’s stock compensation plans. The Committee also oversees the policies and practices of the Company that advance its organizational development, including those designed to achieve the highest level of engagement of the Company’s workforce.

Compensation Philosophy and Objectives

As discussed in greater detail below, total direct compensation for the Company’s executive officers consists of four elements: base salary, annual incentive bonus compensation, long-term equity incentive compensation, and retirement and other benefit programs. The Company establishes a target for the total direct compensation of each executive officer to fall within the 50th and 75th percentile of U.S. executives with comparable responsibilities, in U.S. public companies of comparable scope (in terms of annual revenues, number of employees and location) and similar industries. The Committee also considers Multi-Color’s performance compared to that of the NASDAQ Market Index, a broad market index, and the Hemscott (formerly known as CoreData) Group Index – Packaging and Containers, an index comprised of approximately 25 printing and packaging industry peer companies. Final determinations reflect consideration of the Company’s and executive officer’s performance, internal comparisons and other factors.

Compensation programs in which the Company’s executive officers participate are designed to be equitable and competitive with the compensation programs of companies with whom the

Company competes for new employees. The Committee believes executive performance is a distinguishing factor and a competitive advantage of Multi-Color and rewards executives whose performance is outstanding.

Multi-Color’s pay-for-performance compensation philosophy is based strictly upon this linkage between performance targets and individual accountability. Individual behavior consistent with the Company’s core values is recognized as being necessary for building and sustaining shareholder value over the long-term. Employees at all levels of the organization, including executive officers, are evaluated through a disciplined annual assessment process, and compensated for exemplifying core values of openness and integrity, accountability, results orientation, customer focus and personal leadership.

The Company’s goal is to attract, develop, motivate and retain executives who have the skills, experience and drive to achieve superior growth in shareholder value. The Company believes that, to be successful, the Company needs to be competitive not only in its products and innovative solutions, but also in the quality of its executives. This, in turn, requires that Multi-Color compensate executive officers competitively.

The Process of Implementing Executive Compensation Changes

The Committee reviews Multi-Color’s executive compensation programs annually. The Committee also seeks and receives input from an independent, external consultant, EGC Advisors, LLC, and Francis D. Gerace, President and CEO. The Committee also requests and receives input and assistance from Multi-Color’s human resources personnel concerning certain aspects of the executive compensation program.

The Committee utilizes market compensation data regarding the President and CEO. The Committee, in turn, recommends compensation levels for this position to the independent members of the Board of Directors. Following their evaluation of the CEO’s performance, the independent members of the Board establish all aspects of the CEO’s compensation.

The Committee also receives market compensation data (including base salary, target annual and long-term incentive levels) for each individual officer other than the CEO. The CEO recommends increases or decreases in compensation levels for these executive officers to the Committee for final approval based upon a review of the market data and the officer’s individual performance.

Elements of Compensation

For the year ended March 31, 2007, the principal components of the compensation for named executive officers were:

•	base salary;

•	annual incentive bonus compensation;

•	long-term equity incentive compensation;

•	retirement and other benefits.

Base Salary

Base salary ranges for each executive officer are determined based on his or her position and responsibility by using market data. Base salary ranges are designed so that salary opportunities for a given position held by executives who are reasonably experienced in their positions will be at “market,” which is approximately the 50th percentile of U.S. executives with comparable responsibilities, in U.S. public companies of comparable scope (in terms of annual revenues, number of employees and location) and similar industries. The Committee also considers Multi-Color’s performance compared to that of the NASDAQ Market Index, a broad market index, and the Hemscott (formerly known as CoreData) Group Index – Packaging and Containers, an index of approximately 25 printing and packaging industry peer companies.

Salary reviews are conducted at the beginning of each fiscal year to compare each executive’s salary to the appropriate salary range. Merit based increases to salaries of executive officers are based on the Committee’s assessment of the individual’s performance. Both financial and, where appropriate, non-financial performance measures are considered in making salary adjustments. If an executive officer has responsibility for a business segment, this business segment’s financial results also are strongly considered.

Annual Incentive Bonus Compensation

Executive officers are provided annual incentive bonus compensation that varies, depending on the extent to which the executive and/or his or her business segment achieve their performance targets for the year, with the performance targets being related to growth in earnings or revenue. The Company chooses to award bonuses in order to reward annual performance that is expressly linked to successful achievement of pre-specified annual performance goals. Among all elements of compensation to executive officers, bonuses provide the most direct link between compensation levels and annual corporate performance. Bonuses are paid in cash. The Committee approves annual bonus incentive goals at the beginning of each fiscal year.

For fiscal year 2007, executive officers were eligible to earn individual awards expressed as a percentage of base salary. These percentages ranged between 30% to 85%.

Performance objectives were established for each executive officer for the 2007 fiscal year. The total bonus equaled the sum of the amounts calculated for each performance objective and each performance objective was weighted. The amount calculated for each performance objective was equal to the product of the performance factor times the target bonus times the weight factor for each performance objective.

The performance factor for each performance objective was between 50% (for achieving 85% of the performance objective) and 200% (for achieving 115% of the performance objective). If achievement was obtained between the 85% to 100% bracket and 100% to 115% bracket, the performance factor was prorated. Failure to achieve a minimum of 85% of any individual performance objective would result in a performance factor of zero and therefore a bonus for that performance objective of zero.

The performance objectives for the President and CEO, Francis D. Gerace, and the Senior Vice President Finance, Chief Financial Officer (CFO) and Secretary, Dawn H. Bertsche, included goals related to Company income before taxes and stock option expense, and sales growth. The performance objectives for the President of the Decorating Solutions Division, Donald E. Kneir, included goals related to Company income before taxes, interest, certain general and administrative expenses, stock option expense, and sales growth. The performance objectives for the Vice President, Corporate Controller and Chief Accounting Officer, James H. Reynolds, include goals related to Company income before taxes.

Long-term Incentive Compensation

Multi-Color maintains incentive plans which authorize the issuance of stock options or restricted stock. Stock options are designed to align the interests of executives with those of stockholders. Because stock options only have an intrinsic value if the value of Multi-Color’s Common Stock increases, they encourage actions that enhance long-term shareholder value.

Multi-Color’s 1999 and 2003 Stock Incentive Plans are the principal means by which long-term incentive compensation is provided for key officers and employees of Multi-Color and the interests of these persons are brought more closely into tandem with the interests of shareholders. The plans are administered by the Committee.

Options granted under the plans contain such terms and conditions as are established by the Board at the time of the grant. Options currently granted to employees generally have ten year terms and vest ratably over three to five years. The options fully vest upon a change in control.

Stock options are generally awarded annually in April to executive officers and other designated employees. The exercise price for these grants is equal to the fair market value of Multi-Color’s Common Stock on the date when the Committee approves the grant, which is the closing price on the NASDAQ on the date of grant. The number of shares allocated for annual grants is generally equal to two percent of the aggregate number of outstanding shares. As stock options are now expensed under Statement of Financial Accounting Standards No. 123(R) “Share-Based Payments” (“SFAS 123(R)”), the Company considers the impact of the expense on earnings as one factor in determining the amount of total annual option grants.

A multi-step process is used by the Committee to determine the number of option grants to executive officers. Option target award amounts are established by first identifying the median size of option grants made by the comparator group to their respective executive officers. In addition, the Compensation Committee considered the fair value of those awards, using the Black-Scholes model.

Retirement and Other Benefit Programs

In general, Multi-Color provides the same benefit programs to most full-time employees within the Company, including a defined contribution 401(k) plan. The Company matches $.50 for every $1 contributed on the first six percent of eligible pay. Because the Internal Revenue Code rules do not permit the Company to use base salary and other compensation paid above certain limitations in determining the benefits earned by the executive officers under the 401(k) plan, the Company maintains an Executive Deferred Compensation Plan. The Company believes that the Executive Deferred Compensation Plan helps retain executive talent, as similar plans are often components of executive compensation programs. Certain of the named executive officers, in addition to other key employees, are entitled to participate in the Executive Deferred Compensation Plan.

Pursuant to the Executive Deferred Compensation Plan, eligible executives can elect to defer their regular salary and/or bonus. On the last day of Multi-Color’s fiscal year, each eligible executive also receives a Company contribution in an amount equal to 8% of the executive’s annual base salary. The amount of the Company contribution may be increased in the discretion of the Committee. Deferred compensation balances earn interest at a rate of prime plus 2%. The rate for the fiscal year ended March 31, 2007 was 9.75%. The interest rate is set annually on the first day of the fiscal year and interest compounds quarterly.

Employment Agreements

Multi-Color and Mr. Gerace are parties to an Employment Agreement dated as of March 16, 1998, as amended on May 18, 1999. The initial term of employment extended through June 30, 2000. The term automatically renews for successive one year periods until either party gives the other at least three months written notice. If Mr. Gerace terminates his employment for any reason within one year of a Change in Control (as defined in his agreement), he is entitled to: (i) his annual salary through the date of termination, (ii) a bonus of 50% of his annual salary prorated through the date of termination, (iii) any deferred compensation and other non-qualified benefit plan balances, (iv) an amount equal to 1.0 times his annual salary paid over a two year period in 24 equal monthly installments and (v) health care benefits for Mr. Gerace and his spouse for 12 months. If Mr. Gerace’s position is eliminated upon a Change in Control or if Mr. Gerace is terminated by Multi-Color for any reason other than Cause (as defined in his agreement), he will receive the same severance compensation as stated above except that the compensation provided in item (iv) above will be paid in a lump sum.

Upon termination of employment by Multi-Color, other than for cause, Ms. Bertsche is entitled to payments equal to one year’s salary paid over a one-year period. Mr. Kneir is entitled to payments upon termination of employment by Multi-Color, other than for cause, in an amount equal to six months’ salary.

Tax and Accounting Implications

Deductibility of Executive Compensation

The Omnibus Budget Reconciliation Act of 1993 provides that compensation in excess of $1,000,000 per year paid to the Chief Executive Officer of a public company as well as the other executive officers listed in the compensation table is not deductible unless the compensation is “performance-based” and approved by the shareholders. The Committee’s general policy is to preserve the deductibility of most compensation paid to its executive officers to the extent appropriate and possible.

Accounting for Stock-Based Compensation

Beginning on April 1, 2006, the Company began accounting for stock-based payments including its stock option plan in accordance with the requirements of SFAS 123(R).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee is an officer or employee, or former officer or employee of Multi-Color. No interlocking relationship exists between the members of Multi-Color’s Board or Compensation Committee and the board of directors or compensation committee of any other company.

COMPENSATION AND ORGANIZATION DEVELOPMENT COMMITTEE REPORT

The Compensation and Organization Development Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Organization Development Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation and Organization Development Committee

Lorrence T. Kellar (Chairman)

Robert R. Buck

Charles B. Connolly

Roger A. Keller

Thomas M. Mohr

EXECUTIVE COMPENSATION INFORMATION

Summary Compensation Table

The following table sets forth certain information concerning compensation of the Company’s named executive officers for the fiscal year ended March 31, 2007. The Company had four executive officers, including its Chief Executive Officer and Chief Financial Officer, as of March 31, 2007.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Option Awards (2)	Deferred Compensation Earnings (3)	All Other (4)	Total
Francis D. Gerace, Chief Executive Officer and President	2007	$460,000	$724,079	$147,868	$21,119	$20,156	$1,373,222

Dawn H. Bertsche, Chief Financial Officer, Senior Vice President Finance and Secretary	2007	$240,000	$333,336	$74,382	$11,889	$13,500	$673,107

Donald E. Kneir, President of Decorating Solutions Division	2007	$270,000	$327,378	$105,227	$3,809	$13,500	$719,104

James H. Reynolds, Vice President, Corporate Controller and Chief Accounting Officer	2007	$192,500	$94,482	$24,920	--	$6,000	$317,902

(1)

Bonuses were based on the achievement by the named executive officer of performance targets established by the Compensation Committee, as described above in “Compensation Discussion and Analysis – Annual Incentive Bonus Compensation”.

(2)

This column represents the dollar amount recognized for financial statement reporting purposes with respect to the year ended March 31, 2007 for the fair value of stock option awards granted in 2007 as well as in prior fiscal years, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2007 grants, please refer to note 13 of the Company’s financial statements included in the Annual Report on Form 10-K for the year ended March 31, 2007 filed with the SEC. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives.

(3)

Mr. Gerace, Ms. Bertsche and Mr. Kneir participate in the Executive Deferred Compensation Plan. The Executive Deferred Compensation Plan pays accrued interest at an above-market interest rate as defined by the SEC, compounded quarterly. The rate for the year ended March 31, 2007 was 9.75%.

(4)

This column reflects car allowances, 401(k) plan matching contributions and payment for certain legal services. No named executive officer received any perquisite in excess of $10,000 for the year ended March 31, 2007.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards made to the Company’s named executive officers for the 2007 fiscal year. Awards granted to the Company’s named executive officers for the 2007 fiscal year were not subject to either performance or market conditions.

Name	Grant Date	Stock Option Awards: Number of Securities Underlying Options (1)	Exercise or Base Price of Stock Option Awards (2)	Grant Date Fair Value (3)

Francis D. Gerace	4/19/2006	40,000	$31.75	$498,400

Dawn H. Bertsche	4/19/2006	20,000	$31.75	$249,200

Donald E. Kneir	4/19/2006	20,000	$31.75	$249,200

James H. Reynolds	4/19/2006	10,000	$31.75	$124,600

(1)	This column shows the number of stock options granted in the 2007 fiscal year to the named executive officers pursuant to the 2003 Stock Incentive Plan.

(2)	This column shows the exercise price for the stock options granted, which was the closing price for Multi-Color Corporation common stock on April 19, 2006, the date the Committee granted the options.

(3)

The grant date fair value of $12.46 per share was calculated using the Black-Scholes model. The fair value for option awards is accounted for in accordance with SFAS 123(R). For additional information concerning the valuation assumptions, please refer to note 13 of the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2007 filed with the SEC.

Outstanding Equity Awards

The following table provides information concerning the holdings of stock options by the named executive officers as of March 31, 2007. This table includes options which are vested but have not been exercised and unvested options. Each grant is shown separately for each named executive officer. All unvested options vest in 20% installments annually for five years from the date of grant.

Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date

Francis D. Gerace	4/20/2000 4/19/2001 4/18/2002 4/17/2003 4/15/2004 4/21/2005 4/19/2006	45,000 22,500 16,875 22,500 2,000 8,000 --	-- -- -- -- 3,000 32,000 45,000	$ 2.89 $ 4.89 $10.40 $11.33 $18.82 $19.25 $31.75	4/20/2010 4/19/2011 4/18/2012 4/17/2013 4/15/2014 4/21/2015 4/19/2016

Dawn H. Bertsche	4/20/2000 4/19/2001 4/18/2002 4/17/2003 4/15/2004 4/21/2005 4/19/2006	22,500 16,875 11,250 22,500 1,200 4,000 --	-- -- -- -- 1,800 16,000 20,000	$ 2.89 $ 4.89 $10.40 $11.33 $18.82 $19.25 $31.75	4/20/2010 4/19/2011 4/18/2012 4/17/2013 4/15/2014 4/21/2015 4/19/2016

Donald E. Kneir	2/09/2004 4/21/2005 4/19/2006	22,500 3,000 --	15,000 12,000 20,000	$17.00 $19.25 $31.75	2/09/2014 4/21/2015 4/19/2016

James H. Reynolds	4/19/2006	--	10,000	$31.75	4/19/2016

Option Exercises

None of the Company’s named executive officers exercised any stock options during the fiscal year ended March 31, 2007.

Nonqualified Deferred Compensation

The following table provides information concerning the named executive officers who participated in the Executive Deferred Compensation Plan for the fiscal year ended March 31, 2007. No withdrawals or distributions were made to the named executive officers from the Executive Deferred Compensation Plan in the 2007 fiscal year. Additional information concerning the Executive Deferred Compensation Plan is provided in “Compensation Discussion and Analysis – Retirement and Other Benefit Programs.”

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Balance at Last Fiscal Year End

Francis D. Gerace	--	$36,800	$21,119	$266,763

Dawn H. Bertsche	--	$19,200	$11,889	$148,654

Donald E. Kneir	--	$21,600	$3,809	$63,072

Potential Payments Upon Termination or Change in Control

The following table shows potential payments to the named executive officers under existing contracts, plans or arrangements, for various scenarios involving a change in control or termination of employment, assuming a March 31, 2007 termination date. The named executive officers would receive no payments upon termination for cause.

Name	Severance	Bonus	Acceleration of Unvested Stock Options	Health Care Benefits	Total
Francis D. Gerace

Termination by Company without Cause or by Executive for Good Reason	$460,000	$230,000	--	$7,359	$697,359

Change in Control	$460,000	$230,000	$739,340	$7,359	$1,436,499

Death or Disability	--	$230,000	$739,340	$7,359	$976,699

Dawn H. Bertsche (1)

Termination by Company without Cause	$240,000	--	--	--	$240,000

Change in Control	--	--	$371,908	--	$371,908

Donald E. Kneir (1)

Termination by Company without Cause	$135,000	--	--	--	$135,000

Change in Control	--	--	$526,135	--	$526,135

James H. Reynolds (1) (2)

Change in Control	--	--	$124,600	--	$124,600

(1)	Ms. Bertsche, Mr. Kneir and Mr. Reynolds do not receive any payments upon death or disability.

(2)	Mr. Reynolds does not receive any payments for termination by the Company without cause.

Director Compensation

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In determining the compensation for the directors, the Company considers the abilities required as well as the amount of time the directors expend fulfilling their duties to the Company.

Annual Retainers and Meeting Fees

During the first six months of the 2007 fiscal year, each non-employee director received a quarterly retainer in the amount of $3,750 per quarter. They also received $1,500 for each Board or committee meeting attended in person and $500 for each telephonic Board meeting and committee meeting.

Effective October 1, 2006, the retainer was increased to $6,250 per quarter and directors received $1,800 for each Board or committee meeting attended in person and $500 for each telephonic Board meeting and committee meeting. The additional annual fees for the Chair of the Nominating Committee, the Chair of the Compensation Committee, the Chair of the Audit Committee and the Chairman of the Board were increased to $3,000, $3,000, $5,000 and $7,500, respectively. Directors who are employees of the Company do not receive any additional compensation for serving as a director.

Annual Equity Grant

Pursuant to the 2006 Director Equity Compensation Plan, each non-employee director was granted 1,739 restricted shares of Multi-Color’s Common Stock on October 1, 2006, and will receive a grant of restricted shares annually thereafter. The restricted shares vest ratably over three years. The number of restricted shares granted to each non-employee director annually will be the number of shares with an aggregate fair market value equal to $50,000 at the time of grant. The Compensation Committee could exercise its discretion in the future to grant non-qualified stock options (with a fair value equal to $50,000) to non-employee directors in lieu of restricted shares, or to grant a combination of stock options and restricted shares (with an aggregate fair value equal to $50,000). In addition, the Compensation Committee has the authority to increase the grant amount annually by no more than 10% of the amount of the previous year’s award; provided, however, that the fair value of the annual grant may not exceed $100,000.

Director Summary Compensation Table

The table below summarizes compensation paid by the Company to non-employee directors for the year ended March 31, 2007.

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	Total

David L. Abbott (3)	$33,900	$8,333	$42,233

Robert R. Buck	$36,900	$8,333	$45,233

Charles B. Connolly	$32,200	$8,333	$40,533

Lorrence T. Kellar	$40,450	$8,333	$48,783

Roger A. Keller	$35,068	$8,333	$43,401

Thomas M. Mohr	$20,400	$8,333	$28,733

(1)

Francis D. Gerace, the Company’s Chief Executive Officer, is not included in this table because he is an employee of the Company and receives no additional compensation for his service as a director. The compensation paid to Mr. Gerace as an executive officer of the Company is shown in the Summary Compensation Table.

(2)

This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the restricted shares granted in the 2007 fiscal year in accordance with SFAS 123(R).

(3)	Mr. Abbott resigned as a director of the Company on June 30, 2007.

Summary of Equity Compensation Plans

The following table provides information about the options outstanding under Multi-Color’s existing equity compensation plans as of the end of the 2007 fiscal year. Multi-Color does not have any equity compensation plans which have not been approved by shareholders.

Plan Category	No. of Shares to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance Under These Plans

Plans approved by shareholders	533,325	$21.02	378,841(1)

(1)

As of March 31, 2007, 81,000 shares remained available under the 1998 Stock Option Plan for Non-Employee Directors, 23,125 shares remained available under the 1999 Long Term Incentive Plan, 85,150 shares remained available under the 2003 Stock Incentive Plan, and 189,566 shares remained available under the 2006 Director Equity Compensation Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires Multi-Color’s executive officers, directors and persons who own more than 10% of a registered class of Multi-Color’s equity securities to file reports of ownership and changes in ownership. Based on a review of such forms, Multi-Color believes that during the last fiscal year, except for one report filed late with respect to an option grant made to Mr. Reynolds, one report filed late with respect to a purchase made by Mr. Mohr and three reports filed late with respect to dividend reinvestments by Ms. Bertsche, all of its executive officers, directors and ten percent shareholders complied with the Section 16 reporting requirements.

PROPOSALS OF SHAREHOLDERS FOR 2008 ANNUAL MEETING

In order for a shareholder proposal to be included in Multi-Color’s proxy statement for presentation at next year’s annual meeting, it must be received in writing, by the Secretary of Multi-Color at its principal executive offices, 50 E-Business Way, Suite 400, Sharonville, OH 45241, no later than March 17, 2008. For any proposal not submitted for inclusion in the proxy statement, but sought to be presented directly at next year’s meeting, SEC rules permit management to vote proxies in its discretion if Multi-Color: (1) receives notice of the proposal by June 2, 2008 and advises shareholders in the 2008 proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) does not receive notice of the proposal prior to June 2, 2008. If there is a change in the anticipated date of next year’s annual meeting (or this deadline) by more than 30 days, we will notify you of this change through our Form 10-Q filings or by any other practicable means.

Shareholders may submit proposed nominees for director to the Nominating Committee for consideration. See “Corporate Governance and Board Matters – Director Nomination Process.”

ANNUAL REPORT

The Annual Report for the fiscal year ended March 31, 2007 accompanies this Proxy Statement.

QUESTIONS

If you have questions or need more information about the annual meeting, call us at (513) 381-1480 or write to:

Dawn H. Bertsche

Senior Vice President Finance, Chief Financial Officer and Secretary

Multi-Color Corporation

50 E-Business Way, Suite 400

Sharonville, OH 45241

For information about your record holdings, please call Computershare Investor Services at 1-888-294-8217. We also invite you to visit Multi-Color’s website at www.multicolorcorp.com. Information contained on this website is not part of this proxy solicitation.

Appendix A

MULTI-COLOR CORPORATION

AMENDMENT TO THE 2003 STOCK INCENTIVE PLAN

Subject to the receipt of shareholder approval, the number of shares authorized for issuance pursuant to the Company’s 2003 Stock Incentive Plan will be increased from 450,000 shares of Common Stock to 950,000 shares of Common Stock, and the first sentence of Section 4 of the 2003 Stock Incentive Plan will be amended to read as follows:

4. Shares Subject to the Plan; Maximum Number Available to Participant. Subject to the adjustments provided for in Section 9, Nine Hundred Fifty Thousand (950,000) shares of Common Stock shall be reserved for issuance pursuant to the Plan.

Appendix B

AMENDMENT OF ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED

SHARES OF COMMON STOCK

Subject to the receipt of shareholder approval, the first paragraph of the Fourth Article of the Amended Articles of Incorporation of Multi-Color Corporation shall be amended to read as follows (the “Amendment”):

FOURTH:  The maximum number of shares which the Corporation is authorized to have outstanding is (i) Twenty-Five Million (25,000,000) shares of common stock, without par value (the “Common Shares”); and (ii) One Million (1,000,000) shares of preferred stock, without par value (the “Preferred Shares,” and together with the Common Shares, collectively referred to herein as the “Shares”).

      MULTI-COLOR CORPORATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Election of Directors and Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposals 2 – 4.

1. Election of Directors:
	For Withhold		For Withhold		For Withhold
01 - Robert R. Buck	[ ] [ ]	02 - Charles B. Connolly	[ ] [ ]	03 -Francis D. Gerace	[ ] [ ]

	For Withhold		For Withhold		For Withhold
04 - Lorrence T. Kellar	[ ] [ ]	05 - Roger A. Keller	[ ] [ ]	06 - Thomas M. Mohr	[ ] [ ]

2. Approval of the amendment to the 2003 Stock Incentive Plan to increase the number of shares authorized for issuance under such plan.		For Against Abstain	3. Approval of the amendment of the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock.		For Against Abstain
		[ ] [ ] [ ]			[ ] [ ] [ ]

4. Ratification of the appointment of Grant Thornton LLP as independent registered public accountants for the fiscal year ending March 31, 2008.		For Against Abstain
[ ] [ ] [ ]

B Non-Voting Items

Change of Address — Please print your new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer,

trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – Multi-Color Corporation

  Meeting Date: Thursday, August 16, 2007

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Francis D. Gerace and Dawn H. Bertsche, or either of them, proxies of the undersigned, each with the power of substitution, to vote all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Multi-Color Corporation to be held on Thursday, August 16, 2007, at 10:30 a.m. Eastern Time at Queen City Club, 331 East Fourth Street, Cincinnati, Ohio 45202, and any adjournment of such meeting on the matters specified on the reverse side and in their discretion with respect to such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS UNLESS A CONTRARY CHOICE IS SPECIFIED.